FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group	CONTACT:	Peter Murnane
	410 N. 44th St		602-685-4054
Phoenix, AZ 85008

MESA AIR GROUP PRICES SENIOR CONVERTIBLE NOTES DUE 2023

PHOENIX, June 11, 2003—Mesa Air Group (Nasdaq-MESA) today announced the pricing of a private placement of $75 million issue price of 6.25% convertible notes due 2023. The sale of the notes is expected to close on June 16, 2003.

     The notes will bear cash interest at a fixed rate of 6.25% per year on the issue amount, payable semi-annually in arrears until June 16, 2008. Thereafter, the notes will cease bearing cash interest and begin accruing interest at a rate of 6.25% until maturity. The aggregate amount due at maturity, including interest accrued from June 16, 2008, will be $189 million.

     Each note will be issued at a price of $397.27 and is convertible into Mesa common stock at a conversion ratio of 39.727 shares per $1,000 principal amount at maturity of notes. This represents an equivalent conversion price of $10.00 per share (subject to adjustment in certain circumstances), or a 46% premium over the Nasdaq closing price for the Company’s common shares of $6.85 per share on June 10, 2003.

     Mesa may redeem the notes, in whole or in part, on or after June 16, 2008. Up to an additional $25 million issue price of the notes may be sold upon the exercise of a 30-day overallotment option granted to the initial purchasers of the notes, which would result in an increase in the aggregate principal and interest due at maturity of up to $63 million.

     The offering has been made only to qualified institutional buyers in accordance Rule 144A under the Securities Act of 1933. Mesa intends to use the net proceeds from the offering for working capital and general corporate purposes.

     This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

     The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

Mesa currently operates 131 aircraft with 980 daily system departures to 153 cities, 37 states, Canada and Mexico. It operates in the West and Midwest as America West Express, the Midwest and East as US Airways Express, in Denver as Frontier JetExpress, in Kansas City with Midwest Express and in New Mexico as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 3,300 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The company does not intend to update these forward-looking statements prior to its next required filing with the Securities and Exchange Commission.

For further information regarding this press release please contact Peter Murnane at 602-685-4010 or peter.murnane@mesa-air.com